Exhibit 99.1



         Powerwave Technologies Reports Third Quarter Results

    SANTA ANA, Calif.--(BUSINESS WIRE)--Oct. 14, 2003--Powerwave Technologies Inc. (Nasdaq:PWAV) today reported net sales of $63.2 million for its third quarter ended Sept. 28, 2003, compared to third quarter fiscal 2002 revenues of $91.3 million. Powerwave also reported a third quarter net loss of $5.7 million, or a basic loss per share of 9 cents for its fiscal third quarter, compared to net income of $1.0 million, or a diluted earnings per share of 2 cents for the prior year period. The third quarter 2003 loss includes a restructuring charge of approximately $0.9 million related to the restructuring of the company's manufacturing operations to reduce operating costs by outsourcing the majority of its production capability to contract manufacturers located primarily in Asia. Excluding this charge, Powerwave would have reported a net loss for the third quarter of 2003 of $5.2 million or a basic loss per share of 8 cents.
    For the first nine months of fiscal 2003, Powerwave reported total net sales of $166.8 million compared with $308.8 million for the first nine months of fiscal 2002. Powerwave also reported a total net loss for the first nine months of fiscal 2003 of $31.5 million, or a basic loss per share of 48 cents, compared to a net income of $8.1 million, or a diluted earnings per share of 12 cents for the first nine months of fiscal 2002. The results for the first nine months of fiscal year 2003 includes $15.7 million of restructuring and impairment charges.
    "Our third quarter 2003 financial results reflect increased demand in the wireless infrastructure marketplace and the initial impacts of our ongoing restructuring efforts," stated Bruce C. Edwards, President and Chief Executive Officer. "For the third quarter, our sales increased 23% on a sequential basis and we ended the quarter with over 80% of our production outsourced. During the third quarter, we completed the majority of our outsourcing efforts and we are on track to have the final efforts completed on schedule by this year end.
    "During the third quarter of 2003, we completed a number of network operator trials and the purchase of certain assets and liabilities from Ericsson Amplifier Technologies Inc. for $9.8 million. In addition, we raised an additional $101 million through a convertible note offering to further strengthen our balance sheet. As we move into our fourth quarter, we expect to complete our restructuring efforts and we anticipate another sequential improvement in our quarterly revenues with expected revenues in the range of $65 to $75 million for our fourth quarter. We continue to believe that by positioning Powerwave with a more flexible and cost effective operating structure, we will obtain significant improvements in our operating margins in the periods ahead."
    For the third quarter of 2003, North American revenues were $29.5 million or approximately 47% of revenues as compared to $52.9 million or approximately 58% of revenues for the third quarter of 2002. Total sales to customers based in Asia accounted for approximately 17% of revenues or $10.9 million for the third quarter of 2003, compared to 16% of revenues or $14.3 million for the third quarter of 2002. Total European and other international revenues for the third quarter of 2003 were $22.8 million or approximately 36% of revenues as compared to $24.1 million or approximately 26% of revenues for the third quarter of 2002.
    For the third quarter of 2003, sales of Cellular products totaled $24.9 million or 39% of total revenues, PCS product sales totaled $28.0 million or 45% of revenues and 3G 2100 MHz W-CDMA product sales totaled $10.3 million or 16% of revenues.
    Powerwave's customer diversification for the third quarter of 2003 includes Nokia Networks and Samsung, each of which accounted for approximately 10% or more of revenues and Nortel Networks Corp., which accounted for approximately 62% of revenues. In addition, the company's total sales to network operators accounted for approximately 15% of revenues in the third quarter of 2003.

    Balance Sheet

    At Sept. 28, 2003, Powerwave had total cash and cash equivalents of approximately $253.5 million, which is an increase of $91.0 million from the Dec. 29, 2002 year-end balance. This increase reflects the net proceeds from Powerwave's issuance in July 2003 of $130 million 1.25% Convertible Subordinated Notes due 2008, the repurchase of $25 million worth of the company's Common Stock (approximately 3.1 million shares) and the completion of the previously announced purchase of certain assets and liabilities of Ericsson Amplifier Technologies for $9.8 million in cash.
    Total assets were approximately $450.3 million with net inventories of $21.0 million and net accounts receivable of $46.3 million.

    Restructuring Charges

    During the third quarter of 2003, Powerwave continued the restructuring of its manufacturing operations with the goal of reducing its operating cost structure to enable it to be more competitive. This restructuring focused on outsourcing the majority of the company's production to contract manufacturers located primarily in Asia to further reduce its manufacturing labor and overhead costs. The total amount of these restructuring charges for the third quarter of 2003 was approximately $0.9 million and related primarily to severance and retention payments in connection with the reduction in the company's work force. These charges have been recorded in Cost of Sales or Operating Expenses based upon the job classification of the impacted employee. Of the total $0.9 million restructuring charges recorded in the third quarter, approximately $0.5 million was recognized in Cost of Goods Sold and approximately $0.4 million was recognized in Operating Expenses. The company currently expects to incur additional restructuring charges in the range of $1 million to $2 million during the remainder of fiscal year 2003 as it executes the remainder of its restructuring plan.

    Non-GAAP Financial Information

    This press release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, a reconciliation of this non-GAAP financial information to the company's financial statements as prepared under generally accepted accounting principles
(GAAP) is included in this press release. Powerwave's management believes that the presentation of this non-GAAP financial information is useful to its investors and the investment community since it excludes certain non-recurring costs and charges relating to its decision to outsource the company's manufacturing operations and the impairment of certain intangible assets that will not impact future operating results and should be excluded when comparing its current operating results with those of prior periods.

    Company Background

    Powerwave Technologies, a TL 9000 and ISO 9001 quality certified company, is a leading supplier of high performance RF power amplifiers for use in wireless communications networks. Powerwave designs, manufactures and markets both single carrier and multi-carrier RF power amplifiers for use in cellular, PCS and 3G base stations throughout the world. Corporate headquarters are located at 1801 E. St. Andrew Place, Santa Ana, Calif. 92705, telephone 714-466-1000. For more information on Powerwave's high performance ultra-linear RF power amplifiers and amplifier systems, call 888-PWR-WAVE (797-9283) or visit the company's Web site at www.powerwave.com.

    Conference Call

    Powerwave is providing a simultaneous webcast of its Fiscal 2003 Third Quarter financial results conference call on Tuesday, Oct. 14, 2003, at 2 p.m. Pacific Time. To access this audio webcast, log onto www.powerwave.com/investor.asp and select the Powerwave Technologies FY2003 Q3 Earnings Conference Call. The call will last for approximately one hour. To listen to the live call, please call 913-981-5507 and request the Powerwave Q3 Conference Call. A replay of the webcast will be available beginning approximately two hours after completion of the initial webcast. Additionally, an audio playback of the conference call will be available at approximately 5 p.m. Pacific Time on Oct. 14, 2003 through Oct. 24, 2003 by calling 719-457-0820 or 888-203-1112 and entering reservation number 716705.

    Forward-Looking Statements

    The foregoing statements regarding anticipated increases in revenue and future revenue projections; improvement in gross margins; the size and timing of future restructuring charges; the percentage of manufacturing done by contract manufacturers and the timing of completion of the transition to contract manufacturing; our ability to reduce our cost and expense overhead structure while maintaining manufacturing flexibility to ramp production through contract manufacturers; and our ability to manage various contract manufacturers are "forward looking statements." All of these statements are subject to risks and uncertainties which could cause our actual results to differ materially from those projected or implied. Such potential risks and uncertainties include, but are not limited to, in no particular order: customer order cancellations or deferrals; delays or cancellations of wireless network capacity expansions and buildouts for both existing 2G and 2.5G networks and new 3G networks; we require continued success in the design of new amplifier products and such products must be manufacturable and of good quality and reliability; our dependence on a limited number of customers for the majority of our revenues exposes us to potential reductions in revenue if such customers cease purchasing products from us; unexpected difficulties and delays in transitioning products to contract manufacturers which could limit overall cost reductions through the use of contract manufacturers and impact the timing of future restructuring charges based on workforce reductions; variability in our gross margins on new products which could result in a negative impact on our operating results; our business requires continued favorable business conditions and growth in the wireless communications market. Powerwave also notes that its reported financial performance and period to period comparisons are not necessarily indicative of the results that may be expected in the future and Powerwave believes that such comparisons cannot be relied upon as indicators of future performance. Powerwave also notes that the market price of its Common Stock has exhibited high levels of volatility and therefore may not be suitable for all investors. More detailed information on these and additional factors which could affect Powerwave's operating and financial results are described in the Company's Form 10-Q for the quarterly period ended June 29, 2003 and the Form 10-K for the fiscal year ended December 29, 2002, both of which are filed with the Securities and Exchange Commission, and other risks detailed from time to time in the Company's reports filed with the Securities and Exchange Commission. Powerwave urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. Additionally, Powerwave undertakes no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

    Note to Editors: Powerwave and Powerwave Technologies are registered trademarks of Powerwave Technologies Inc. and the Powerwave logo is a trademark of Powerwave Technologies Inc.


                      POWERWAVE TECHNOLOGIES INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
               (in thousands, except per share amounts)

                                     Three Months       Nine Months
                                        Ended              Ended
                                     (unaudited)        (unaudited)
                                    Sept.    Sept.     Sept.     Sept.
                                     28,      29,       28,       29,
                                    2003     2002      2003      2002

Net Sales                       $ 63,158  $91,300  $166,821  $308,753
Cost of Sales                     56,749   77,674   163,749   254,853

Gross Profit                       6,409   13,626     3,072    53,900

Operating Expenses:
Sales and Marketing                3,130    2,067     8,601     9,004
Research and Development           9,821    7,567    29,585    24,854
General and Administrative         3,878    3,349    10,425    10,679
Restructuring and Impairment         399       --     7,607        --
Total Operating Expenses          17,228   12,983    56,218    44,537

Operating Income (Loss)          (10,819)     643   (53,146)    9,363

Other Income, net                    607      790     1,973     2,209

Income (Loss) before Income
 Taxes                           (10,212)   1,433   (51,173)   11,572
Provision (Benefit) for Income
 Taxes                            (4,546)     430   (19,702)    3,472

Net Income (Loss)               $ (5,666) $ 1,003  $(31,471) $  8,100

Net income (loss) per share
(basic):                           ($.09) $   .02     ($.48) $    .12
(diluted):                         ($.09) $   .02     ($.48) $    .12

Weighted average common shares used
 in computing per share amounts
(basic):                          63,639   65,584    65,164    65,411
(diluted):                        63,639   66,069    65,164    66,322


                      POWERWAVE TECHNOLOGIES INC.
                        PERCENTAGE OF NET SALES


                                           Three Months   Nine Months
                                              Ended          Ended
                                           (unaudited)    (unaudited)
                                           Sept.  Sept.  Sept.   Sept.
                                            28,    29,    28,     29,
                                           2003   2002   2003    2002
Statement of Operations Data:
Net Sales                                 100.0% 100.0%  100.0% 100.0%
Cost of Sales                              89.9   85.1    98.2   82.5

Gross Profit                               10.1   14.9     1.8   17.5

Operating Expenses:
Sales and Marketing                         5.0    2.2     5.2    2.9
Research and Development                   15.6    8.3    17.7    8.1
General and Administrative                  6.1    3.7     6.2    3.5
Restructuring and Impairment                0.6    0.0     4.6    0.0
Total Operating Expenses                   27.3   14.2    33.7   14.5

Operating Income (Loss)                   (17.2)   0.7   (31.9)   3.0

Other Income, net                           1.0    0.9     1.2    0.7

Income (Loss) before Income Taxes         (16.2)   1.6   (30.7)   3.7
Provision (Benefit) for Income Taxes       (7.2)   0.5   (11.8)   1.1

Net Income (Loss)                         (9.0%)   1.1% (18.9%)   2.6%


                      POWERWAVE TECHNOLOGIES INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                  RECONCILIATION OF PRO FORMA RESULTS
               (in thousands, except per share amounts)

                                             Three Months Ended
                                                (unaudited)

                                                             Pro Forma
                                          Sept. 28,  Adjust- Sept. 28,
                                              2003   ments       2003

Net Sales                                 $ 63,158           $63,158
Cost of Sales                               56,749  (484)(a)  56,265

Gross Profit (Loss)                          6,409      484    6,893

Operating Expenses:
Sales and Marketing                          3,130             3,130
Research and Development                     9,821             9,821
General
and Administrative                           3,878             3,878
Restructuring and Impairment                   399  (399)(c)      --
Total Operating Expenses                    17,228     (399)  16,829

Operating Income (Loss)                    (10,819)     883   (9,936)

Other Income, net                              607               607

Income (Loss) before Income Taxes          (10,212)     883   (9,329)
Provision (Benefit) for Income Taxes        (4,546)   562(e)  (3,984)

Net Income (Loss)                         $ (5,666)     321  $(5,345)

Net income (loss) per share
(basic):                                     ($.09)            ($.08)
(diluted):                                   ($.09)            ($.08)

Weighted average common shares used in
computing per share amounts
(basic):                                    63,639            63,639
(diluted):                                  63,639            63,639


                                              Nine Months Ended
                                                 (unaudited)

                                                             Pro Forma
                                        Sept. 28,    Adjust- Sept. 28,
                                            2003     ments       2003

Net Sales                               $166,821             $166,821
Cost of Sales                            163,749  (8,055)(b)  155,694

Gross Profit (Loss)                        3,072      8,055    11,127

Operating Expenses:
Sales and Marketing                        8,601                8,601
Research and Development                  29,585               29,585
General
and Administrative                        10,425               10,425
Restructuring and Impairment               7,607  (7,607)(d)       --
Total Operating Expenses                  56,218     (7,607)   48,611

Operating Income (Loss)                  (53,146)    15,662   (37,484)

Other Income, net                          1,973                1,973

Income (Loss) before Income Taxes        (51,173)    15,662   (35,511)
Provision (Benefit) for Income Taxes     (19,702)   6,030(f)  (13,672)

Net Income (Loss)                       $(31,471)     9,632  $(21,839)

Net income (loss) per share
(basic):                                   ($.48)               ($.34)
(diluted):                                 ($.48)               ($.34)

Weighted average common shares used in
computing per share amounts
(basic):                                  65,164               65,164
(diluted):                                65,164               65,164

note (a): This represents the amount of the restructuring charge for third quarter 2003 included in the cost of goods sold.

note (b): This represents the amount of the restructuring and impairment charges for the nine months ended Sept. 28, 2003 included in the cost of goods sold.

note (c): This represents the amount of the restructuring charge for third quarter 2003 included in operating expenses.

note (d): This represents the amount of the restructuring and impairment charges for the nine months ended Sept. 28, 2003 plus the $4,852 writedown of goodwill from the first quarter 2003 note (e): This amount represents the change in the provision for income taxes.

note (f): This amount represents the change in the provision for income taxes.


                      POWERWAVE TECHNOLOGIES INC.
                 CONSOLIDATED CONDENSED BALANCE SHEETS
                            (in thousands)

                                              Sept. 28,       Dec. 29,
                                                2003            2002
ASSETS                                       (unaudited)     (audited)

Current Assets:
Cash and cash equivalents                      $253,549      $162,529
Accounts receivable, net                         46,304        53,264
Inventories, net                                 21,008        29,921
Other current assets                             11,607        16,219
Total Current Assets                            332,468       261,993

Property, plant and equipment, net               69,924        84,822
Other assets                                     47,951        22,418
Total Assets                                   $450,343      $369,173

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable                               $ 33,044      $ 26,842
Accrued expenses and other liabilities           13,232        14,227
Income taxes payable                              2,286         2,281
Current portion of long-term debt                    --            79
Total Current Liabilities                        48,562        43,429

Long-term debt                                  130,000            --
Other non-current liabilities                        85            83
Total Liabilities                               178,647        43,512

Shareholders' Equity:
Total Shareholders' Equity                      271,696       325,661
Total Liabilities and Shareholders'
Equity                                         $450,343      $369,173


    CONTACT: Powerwave Technologies Inc., Santa Ana
             Kevin Michaels, 714-466-1608